EXHIBIT 99.1

News Release

Contact:	Lauralee Martin
Title:	Chief Operating and Financial Officer
Phone:	+1 312 228 2073

Jones Lang LaSalle Reports Fourth-Quarter and Full-Year 2009 Results

Fourth-quarter net income of $52 million, a 26 percent year-over-year increase

CHICAGO, February 2, 2010 – Jones Lang LaSalle Incorporated (NYSE: JLL), the leading integrated financial and professional services firm specializing in real estate, today reported net income of $52 million on a U.S. GAAP basis, or $1.19 per share, for the fourth quarter ended December 31, 2009, compared with $41 million, or $1.17 per share, for the fourth quarter ended December 31, 2008. Adjusting for Restructuring and certain non-cash co-investment charges in the quarter, fourth-quarter 2009 net income would have been $63 million, or $1.44 per share. Revenue for the fourth quarter of 2009 was $815 million, a 2 percent increase from $797 million in 2008 although down 3 percent in local currency. The firm’s adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) in the fourth quarter of 2009 were $112 million.

The net loss for the year ended December 31, 2009, was $4 million, or $0.11 per share, compared with net income of $84 million, or $2.44 per share, for the year ended December 31, 2008. Adjusting for Restructuring and co-investment charges, full-year 2009 net income would have been $70 million, or $1.75 per share. Full-year revenue was $2.5 billion in 2009, an 8 percent decrease in U.S. dollars, 5 percent in local currency, compared with 2008. Adjusted EBITDA was $239 million for the year.

2009 Highlights:

•	Fourth-quarter net income of $52 million, a 26 percent increase from fourth-quarter 2008

•	Solid performance in the Americas driven by corporate outsourcing and successful Staubach integration

•	Asia Pacific generated strong full-year results with improved fourth-quarter transaction performance and annuity revenue growth

•	Balance sheet strengthened with net debt repayment of $334 million for the year

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Jones Lang LaSalle Reports Fourth-Quarter and Full-Year 2009 Results – Page 2

Results for full-year 2009 included $47 million of Restructuring charges as well as $51 million of non-cash co-investment charges. Restructuring charges are primarily severance related and also include integration costs from the 2008 acquisitions of The Staubach Company and Kemper’s. Restructuring charges are excluded from segment operating results although they are included for consolidated reporting. The non-cash charges relate primarily to impairments of the firm’s investments in real estate ventures and are included in Equity losses at the consolidated and segment reporting levels. Results for the fourth quarter of 2009 included $11 million of Restructuring charges, taken principally in EMEA for additional staff reductions, and $4 million of non-cash co-investment charges.

“We are very pleased with our strong finish to a difficult year,” said Colin Dyer, Chief Executive Officer of Jones Lang LaSalle. “Although markets face a slow and uneven recovery, the actions we’ve taken to protect our businesses and win market share make us confident about our prospects for 2010.”

Business Line Revenue Comparison for the periods ending December 31, 2009 and 2008:

(in millions, “LC” = local currency)

	Three Months Ended		% Change in LC	Twelve Months Ended		% Change in LC
	2009	2008		2009	2008
Investor and Occupier Services
Leasing	$288.2	$258.8	8%	$781.0	$752.7	6%
Capital Markets	80.9	96.2	(23%)	202.7	316.9	(33%)
Property & Facility Management	198.2	157.9	19%	627.8	544.5	18%
Project & Development Services	90.9	99.6	(15%)	311.6	375.9	(15%)
Advisory, Consulting & Other	92.5	91.3	(2%)	297.4	351.6	(11%)

Total IOS Revenue	$750.7	$703.8	2%	$2,220.5	$2,341.6	(2%)

LaSalle Investment Management
Advisory fees	$62.1	$62.2	(5%)	$242.2	$277.9	(9%)
Transaction and Incentive fees	2.3	31.1	(93%)	18.0	78.1	(76%)

Total Investment Management	$64.4	$93.3	(34%)	$260.2	$356.0	(23%)

Total Firm Revenue	$815.1	$797.1	(3%)	$2,480.7	$2,697.6	(5%)

The firm benefited from aggressive cost actions taken across all its businesses for staff reductions and discretionary expenses. Excluding Restructuring charges, operating expenses for the fourth quarter were $722 million, compared with $705 million for the fourth quarter of 2008, up 2 percent but down 2 percent in local currency.

For the full year, operating expenses, excluding Restructuring charges, were $2.3 billion in 2009, compared with $2.5 billion in 2008, down 8 percent for the year, 5 percent in local currency.

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Jones Lang LaSalle Reports Fourth-Quarter and Full-Year 2009 Results – Page 3

Income tax expense exceeded pre-tax net income for full-year 2009, resulting in a net loss. The effective tax rate of 23 percent for the fourth quarter of 2009 is more representative of an annual effective tax rate the firm would expect over the long term.

Balance Sheet

At the end of 2009, the outstanding balance on the firm’s long-term credit facilities was $175 million. The firm reduced its net bank debt position by $334 million during the year driven by proceeds from its common stock offering in June 2009, strong cash generation and reduced acquisition and capital spending. During the fourth quarter, the firm reduced its net bank debt by $164 million compared to September 30, 2009. The firm was well within the covenant requirements under its bank agreements.

Business Segment Performance Highlights

Investor and Occupier Services

•

Revenue for the fourth quarter of 2009 in the Americas region was $345 million, an increase of 9 percent over the fourth quarter of 2008. Full-year 2009 revenue was $1.0 billion, an increase of 11 percent from the prior year, primarily as a result of the Staubach acquisition contributing to six months of results in 2008 but 12 months in 2009.

Fourth-quarter Leasing revenue increased 20 percent, to $176 million. Leasing revenue increased 34 percent in the year, to $500 million, up from $373 million in 2008. Property and Facility Management revenue increased 25 percent for the quarter, to $80 million, and 15 percent for the year, to $227 million. Though Project & Development Services revenue was down 24 percent in the fourth quarter, to $44 million, early actions were taken to right-size the business and ensure it maintained profit performance. Full-year Project & Development Services revenue was $159 million, down 21 percent from 2008.

Operating expenses were $302 million in the fourth quarter and $945 million for the year, increases of 9 percent in each period compared with 2008. The fourth-quarter increases were primarily the result of increased business activity over the prior-year period while the full-year increases were primarily the result of additional cost structure from the Staubach acquisition.

The region’s fourth-quarter EBITDA was $52 million compared with $56 million in the fourth quarter of 2008. Full-year EBITDA was $134 million compared with $115 million in 2008.

•

EMEA’s fourth-quarter revenue was $226 million, compared with $243 million for the fourth quarter of 2008, a reduction of 7 percent, 14 percent in local currency. Full-year revenue was $644 million compared with $871 million in 2008, a decrease of 26 percent, 20 percent in local currency. The decreases were driven by continued reductions in transaction volumes across the region.

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Jones Lang LaSalle Reports Fourth-Quarter and Full-Year 2009 Results – Page 4

Capital Markets revenue was $39 million in the fourth quarter and $107 million for the full year of 2009, down 38 percent and 41 percent in local currency, respectively. Leasing revenue was $70 million for the fourth quarter and $173 million for full-year 2009, down 12 percent and 25 percent in local currency, respectively. EMEA results varied across the region, reflecting significant market declines in Russia, MENA and Germany and stable-to-improving markets in France and the United Kingdom. Property & Facility Management revenue was $44 million in the fourth quarter, an increase of 8 percent in local currency, and $136 million for the full year, up 7 percent in local currency, as the firm continued to drive annuity-like revenue growth.

Operating expenses were $210 million in the fourth quarter, a decrease of 5 percent, 12 percent in local currency. Operating expenses were $653 million for the year, a decrease of 23 percent, 15 percent in local currency. Cost reductions were the result of the aggressive, targeted cost management actions taken across the region.

The region’s fourth-quarter EBITDA was $22 million compared with $28 million in the prior year. Full-year EBITDA was $11 million compared with $50 million in 2008.

•

Revenue for the Asia Pacific region was $178 million in the fourth quarter of 2009 compared with $144 million in 2008. Full-year revenue was $539 million, compared with $536 million for the same period in 2008. In local currency, revenue was up 10 percent for the quarter and 2 percent in the year compared with 2008.

Fourth-quarter Property & Facility Management revenue in the region increased to $74 million, or 31 percent, 16 percent in local currency. Property & Facility Management revenue was $266 million for the year, a 28 percent increase from 2008, 30 percent in local currency. Capital Markets revenue was $28 million for the fourth quarter, up 6 percent in local currency compared with the same period in 2008, and $58 million for the year, down 4 percent in local currency. Leasing revenue was $42 million in the fourth quarter, up 1 percent in local currency, and $109 million for the year, down 18 percent in local currency.

The firm leveraged its large China presence to capitalize on the government’s economic stimulus package, which drove 20 percent year-over-year revenue growth across its business in the country. The firm’s Australia business reported the highest U.S. dollar revenue improvement in the region resulting from its strong Property & Facility Management business, favorable foreign currency exchange rates and generally better economic conditions relative to the rest of the region.

Fourth-quarter operating expenses were $153 million, compared with $137 million in 2008, a decrease of 1 percent in local currency. Operating expenses for the region were $507 million for the year, a decrease of 5 percent, 3 percent in local currency.

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Jones Lang LaSalle Reports Fourth-Quarter and Full-Year 2009 Results – Page 5

The region’s fourth-quarter EBITDA was $29 million compared with $11 million in the prior year. Full-year EBITDA was $44 million compared with $18 million in 2008.

LaSalle Investment Management

•

LaSalle Investment Management’s fourth-quarter revenue, including equity losses, was $64 million compared with $90 million in the fourth quarter of 2008. There were $1 million of equity losses in the fourth quarter of 2009 compared with $3 million in the fourth quarter of 2008, primarily from non-cash charges related to co-investments. Full-year revenue, including equity losses, was $208 million, compared with $352 million in the prior year. Equity losses were $53 million in 2009, $4 million in 2008. Advisory fees were $242 million for the year, down $36 million from 2008 or 13 percent, 9 percent in local currency. Advisory fees were approximately $60 million in each quarter of 2009.

The business recognized $1 million of Incentive fees in the fourth quarter of 2009, $13 million for the full year. Asset purchases, a key driver of Transaction fees, continued to be limited by the group’s cautious view of the market.

Despite the difficult global real estate environment, LaSalle Investment Management raised over $4.0 billion of net equity in 2009 for separate accounts, funds and public securities. Assets under management were $39.9 billion.

Summary

In the midst of a very challenging environment, the firm continued to perform for clients while protecting its businesses, market positions and top talent. Aggressive but targeted cost actions taken throughout the year contributed to strong fourth-quarter performance. The common stock offering and the firm’s ability to generate cash resulted in a strong balance sheet at year end. With the pace of recovery differing across global markets, the firm will capture emerging opportunities by leveraging its leading market positions and maintaining its focus on containing costs.

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Jones Lang LaSalle Reports Fourth Quarter and Full Year 2009 Results – Page 6

Statements in this press release regarding, among other things, future financial results and performance, achievement, and plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures about Market Risk,” and elsewhere in Jones Lang LaSalle’s Annual Report on Form 10-K for the year ended December 31, 2008, and in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle’s expectations or results, or any change in events.

About Jones Lang LaSalle

Jones Lang LaSalle (NYSE: JLL) is a financial and professional services firm specializing in real estate. The firm offers integrated services delivered by expert teams worldwide to clients seeking increased value by owning, occupying or investing in real estate. With 2009 global revenue of $2.5 billion, Jones Lang LaSalle serves clients in 60 countries from 750 locations worldwide, including 180 corporate offices. The firm is an industry leader in property and corporate facility management services, with a portfolio of approximately 1.4 billion square feet worldwide. LaSalle Investment Management, the company’s investment management business, is one of the world’s largest and most diverse in real estate with nearly $40 billion of assets under management. For further information, please visit our Web site, www.joneslanglasalle.com.

200 East Randolph Drive Chicago Illinois 60601 | 22 Hanover Square London W1A 2BN | 9 Raffles Place #39–00 Republic Plaza Singapore 048619

Jones Lang LaSalle Reports Fourth-Quarter and Full-Year 2009 Results – Page 7

Conference Call

The firm will conduct a conference call for shareholders, analysts and investment professionals on Wednesday, February 3 at 9:00 a.m. EST.

To participate in the teleconference, please dial into one of the following phone numbers five to 10 minutes before the start time:

• U.S. callers:	+1 877 809 9540
• International callers:	+1 706 679 7364
• Pass code:	51422270

Webcast

Follow these steps to listen to the webcast:

1. You must have a minimum 14.4 Kbps Internet connection

2. Log on to http://www.videonewswire.com/event.asp?id=65416 and follow instructions

3. Download free Windows Media Player software: (link located under registration form)

4. If you experience problems listening, send an e-mail to prnwebcast@multivu.com

Supplemental Information

Supplemental information regarding the fourth quarter 2009 earnings call has been posted to the Investor Relations section of the company’s Web site: www.joneslanglasalle.com.

Conference Call Replay

Available: 12:00 p.m. EST Wednesday, February 3 through 11:59 p.m. EST Wednesday, February 10 at the following numbers:

• U.S. callers:	+1 800 642 1687
• International callers:	+1 706 645 9291
• Pass code:	51422270

Web Audio Replay

Audio replay will be available for download or stream within 24 hours of the conference call. This information and link is also available on the company’s Web site: www.joneslanglasalle.com.

If you have any questions, call Yvonne Peterson of Jones Lang LaSalle’s Investor Relations department at +1 312 228 2919.

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JONES LANG LASALLE INCORPORATED

Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2009 and 2008

(in thousands, except share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue	$815,085	$797,067	$2,480,736	$2,697,586
Operating expenses:
Compensation and benefits	519,834	512,440	1,623,795	1,771,673
Operating, administrative and other	183,759	165,958	609,779	653,465
Depreciation and amortization	18,728	26,676	83,335	90,584
Restructuring charges	10,815	20,129	47,423	30,401

Total operating expenses	733,136	725,203	2,364,332	2,546,123

Operating income	81,949	71,864	116,404	151,463
Interest expense, net of interest income	11,428	13,336	55,018	30,568
Equity losses from unconsolidated ventures	(2,637)	(3,524)	(58,867)	(5,462)

Income before income taxes and noncontrolling interest	67,884	55,004	2,519	115,433
Provision for income taxes	15,483	13,515	5,677	28,743

Net income (loss)	52,401	41,489	(3,158)	86,690
Net income (loss) attributable to noncontrolling interest	147	(31)	437	1,807

Net income (loss) attributable to the Company	$52,254	$41,520	$(3,595)	$84,883

Net income (loss) attributable to common shareholders	$52,026	$41,155	$(4,109)	$83,515

Basic earnings (loss) per common share	$1.24	$1.19	$(0.11)	$2.52

Basic weighted average shares outstanding	41,839,401	34,498,974	38,543,087	33,098,228

Diluted earnings (loss) per common share	$1.19	$1.17	$(0.11)	$2.44

Diluted weighted average shares outstanding	43,670,994	35,059,856	38,543,087	34,205,120

EBITDA	$97,665	$94,682	$139,921	$233,410

Please	reference attached financial statement notes.

JONES LANG LASALLE INCORPORATED

Segment Operating Results

For the Three and Twelve Months Ended December 31, 2009 and 2008

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
INVESTOR & OCCUPIER SERVICES
AMERICAS
Segment revenue:
Revenue	$344,662	$315,235	$1,032,784	$933,004
Equity income (losses)	40	260	(1,141)	301

	344,702	315,495	1,031,643	933,305
Operating expenses:
Compensation, operating and administrative expenses	292,502	259,595	897,891	818,369
Depreciation and amortization	9,414	16,445	47,526	47,808

	301,916	276,040	945,417	866,177

Operating income	$42,786	$39,455	$86,226	$67,128

EBITDA	$52,200	$55,900	$133,752	$114,936

EMEA
Segment revenue:
Revenue	$227,692	$244,059	$646,505	$871,683
Equity losses	(1,807)	(939)	(2,747)	(840)

	225,885	243,120	643,758	870,843
Operating expenses:
Compensation, operating and administrative expenses	204,161	214,986	632,387	820,638
Depreciation and amortization	5,400	6,427	21,041	27,291

	209,561	221,413	653,428	847,929

Operating income (loss)	$16,324	$21,707	$(9,670)	$22,914

EBITDA	$21,724	$28,134	$11,371	$50,205

ASIA PACIFIC
Segment revenue:
Revenue	$178,329	$144,468	$541,233	$536,906
Equity losses	—	(26)	(2,371)	(732)

	178,329	144,442	538,862	536,174
Operating expenses:
Compensation, operating and administrative expenses	149,443	133,642	494,574	518,580
Depreciation and amortization	3,287	3,161	12,485	13,123

	152,730	136,803	507,059	531,703

Operating income	$25,599	$7,639	$31,803	$4,471

EBITDA	$28,886	$10,800	$44,288	$17,594

LASALLE INVESTMENT MANAGEMENT
Segment revenue:
Revenue	$64,402	$93,305	$260,214	$355,993
Equity losses	(870)	(2,819)	(52,608)	(4,191)

	63,532	90,486	207,606	351,802
Operating expenses:
Compensation, operating and administrative expenses	57,488	70,176	208,722	267,552
Depreciation and amortization	626	642	2,283	2,361

	58,114	70,818	211,005	269,913

Operating income (loss)	$5,418	$19,668	$(3,399)	$81,889

EBITDA	$6,044	$20,310	$(1,116)	$84,250

Total segment revenue	812,448	793,543	2,421,869	2,692,124
Reclassification of equity losses	(2,637)	(3,524)	(58,867)	(5,462)

Total revenue	$815,085	$797,067	$2,480,736	$2,697,586

Total operating expenses before restructuring charges	722,321	705,074	2,316,909	2,515,722

Operating income before restructuring charges	$92,764	$91,993	$163,827	$181,864

Please	reference attached financial statement notes.

JONES LANG LASALLE INCORPORATED

Consolidated Balance Sheets

December 31, 2009 and 2008

(in thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$69,263	$45,893
Trade receivables, net of allowances	669,993	718,804
Notes and other receivables	73,984	89,636
Prepaid expenses	35,689	32,990
Deferred tax assets	82,793	102,934
Other	8,196	9,511

Total current assets	939,918	999,768
Property and equipment, net of accumulated depreciation	213,708	224,845
Goodwill, with indefinite useful lives	1,441,951	1,448,663
Identified intangibles, with finite useful lives, net of accumulated amortization	36,791	59,319
Investments in real estate ventures	167,310	179,875
Long-term receivables	52,941	51,974
Deferred tax assets	139,406	58,639
Other	104,908	53,942

Total assets	$3,096,933	$3,077,025

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$347,650	$352,489
Accrued compensation	479,628	487,895
Short-term borrowings	23,399	24,570
Deferred tax liabilities	1,164	2,698
Deferred income	38,575	29,213
Deferred business acquisition obligations	106,330	13,073
Other	98,349	77,947

Total current liabilities	1,095,095	987,885

Noncurrent liabilities:
Credit facilities	175,000	483,942
Deferred tax liabilities	3,210	4,429
Deferred compensation	27,039	44,888
Pension liabilities	8,210	4,101
Deferred business acquisition obligations	287,259	371,636
Minority shareholder redemption liability	32,475	43,313
Other	86,031	65,026

Total liabilities	1,714,319	2,005,220

Company shareholders’ equity:
Common stock, $.01 par value per share, 100,000,000 shares authorized;
41,843,947 and 34,561,648 shares issued and outstanding as of
December 31, 2009, and December 31, 2008, respectively	418	346
Additional paid-in capital	854,227	599,742
Retained earnings	531,456	543,318
Shares held in trust	(5,196)	(3,504)
Accumulated other comprehensive loss	(1,976)	(72,220)

Total Company shareholders’ equity	1,378,929	1,067,682
Noncontrolling interest	3,685	4,123

Total equity	1,382,614	1,071,805

Total liabilities and equity	$3,096,933	$3,077,025

Please reference attached financial statement notes.

JONES LANG LASALLE INCORPORATED

Summarized Consolidated Statements of Cash Flows

For the Twelve Months Ended December 31, 2009 and 2008

(in thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2009	2008
Cash provided by operating activities	$250,554	$33,365

Cash used in investing activities	(109,932)	(494,864)

Cash (used in) provided by financing activities	(117,252)	428,812

Net increase (decrease) in cash and cash equivalents	23,370	(32,687)

Cash and cash equivalents, beginning of period	45,893	78,580

Cash and cash equivalents, end of period	$69,263	$45,893

Please reference attached financial statement notes.

JONES LANG LASALLE INCORPORATED

Financial Statement Notes

1.	Charges excluded from GAAP net income (loss) to arrive at adjusted net income for the quarters and years ended December 31, 2009, and December 31, 2008, respectively, are integration costs related to the Staubach and Kemper’s acquisitions completed in 2008, severance costs and non-cash charges related to co-investments.

Below are reconciliations of GAAP net income (loss) to adjusted net income and calculations of earnings (loss) per share (“EPS”), for each net income (loss) total (in millions after tax, except per share):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
GAAP net income (loss)	$52.0	$41.2	$(4.1)	$83.5
Shares (in 000’s)	43,671	35,060	38,543	34,205

GAAP earnings (loss) per share	$1.19	$1.17	$(0.11)	$2.44

GAAP net income (loss)	$52.0	$41.2	$(4.1)	$83.5
Restructuring, net of tax	8.1	15.1	35.6	22.8
Non-cash co-investment charges, net of tax	2.8	3.7	38.5	4.4

Adjusted net income	62.9	60.0	70.0	110.7
Shares (in 000’s)	43,671	35,060	40,106	34,205

Adjusted earnings per share	$1.44	$1.71	$1.75	$3.24

An effective tax rate of 24.9 percent is assumed in calculating Restructuring, net of tax, and Non-cash co-investment charges, net of tax, as 24.9 percent was the effective tax rate for the year ended 2008 and is a reasonable estimate of an annual effective tax rate the firm would expect over the long term.

Basic shares outstanding are used in the calculation of full-year 2009 GAAP EPS as the use of dilutive shares outstanding would cause that EPS calculation to be anti-dilutive.

2.	EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors and lenders as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that EBITDA is an indicator of ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm’s revolving credit facility. However, EBITDA should not be considered as an alternative either to net income (loss) or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm’s EBITDA may not be comparable to similarly titled measures used by other companies.

Below is a reconciliation of net income (loss) to EBITDA and adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income (loss)	$52,026	$41,155	$(4,109)	$83,515
Add:
Interest expense, net of interest income	11,428	13,336	55,018	30,568
Provision for income taxes	15,483	13,515	5,677	28,743
Depreciation and amortization	18,728	26,676	83,335	90,584

EBITDA	$97,665	$94,682	$139,921	$233,410

Add:
Non-cash co-investment charges	3,650	4,879	51,225	5,824
Restructuring	10,815	20,129	47,423	30,401

Adjusted EBITDA	$112,130	$119,690	$238,569	$269,635

Below is a reconciliation of net cash from operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA and adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net cash provided by operating activities	$206,693	$146,487	$250,554	$33,365
Add (deduct):
Interest expense, net of interest income	11,428	13,336	55,018	30,568
Change in working capital and non-cash expenses	(135,939)	(78,656)	(171,328)	140,734
Provision for income taxes	15,483	13,515	5,677	28,743

EBITDA	$97,665	$94,682	$139,921	$233,410

Add:
Non-cash co-investment charges	3,650	4,879	51,225	5,824
Restructuring	10,815	20,129	47,423	30,401

Adjusted EBITDA	$112,130	$119,690	$238,569	$269,635

3.	For purposes of segment operating results, the allocation of restructuring charges to the segments has been determined to not be meaningful to investors, so the performance of segment results has been evaluated without allocation of these charges.

4.	Each geographic region offers the firm’s full range of Investor Services, Capital Markets and Occupier Services. The Investor and Occupier Services business consists primarily of tenant representation and agency leasing; capital markets; property management and facilities management; project and development management; and advisory, consulting and valuation services. The Investment Management segment provides investment management services to institutional investors and high-net-worth individuals.

5.	The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm’s Annual Report on Form 10-K for the year ended December 31, 2009, to be filed with the Securities and Exchange Commission.

6.	EMEA refers to Europe, Middle East, and Africa. MENA refers to Middle East and North Africa.

7.	Certain prior year amounts have been reclassified to conform to the current presentation.